UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2010

Commission File Number: 000-53311

Jayhawk Energy, Inc.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-0990109 (I.R.S. Employer Identification No.)

6240 E. Seltice Way, Suite C, Post Falls, Idaho, 83854

(Address of principal executive offices) (Zip Code)

208-667-1328

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 28, 2010, Kelly Stopher was appointed as Chief Financial Officer of the Company.  Following is a brief description of Mr. Stopher’s business experience.

Mr. Stopher’s has developed strategies to implement financial management systems, internal control policies and procedures, and financial reporting and modeling for small-cap companies. He has extensive experience in preparation of all financial reports including income statements, balance sheets, reports to shareholders, tax returns and compliance issues/filings as they relate to government regulatory agencies. His particular expertise is analyzing company operations to pinpoint opportunities in areas that need reorganization, downsizing or streamlining. Mr. Stopher is also proficient at negotiations and establishing financial structures for potential financings.

From March, 20010 through September, 2010, Mr. Stopher worked for Allied Security.  Mr. Stopher worked as the business manager for Wells Fargo Bank, Spokane, WA, from April 2006 through August 2009.  From September 2004 through January 2006, he acted as the CFO of Weldon Barber, Spokane, WA.  From October 2003 through September 2004, he was a sales associate for Kiemle & Hagood Company, in Spokane, Wa.  And from January 2001 through march 2003 he worked as an account executive for Aston Business solutions in Boise, Id.

There are no family relationships between Mr. Stopher and any member of the Board of Directors or any other officer of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be party and in which Mr. Stopher had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JayHawk Energy, Inc.

Date: September 29, 2010	By:	/s/ Lindsay Gorrill_________
Name: Lindsay Gorrill Title: CEO